UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 28, 2011

Consolidated-Tomoka Land Co.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	0-5556 (Commission File Number)	59-0483700 (IRS Employer Identification No.)
	1530 Cornerstone Boulevard, Suite 100 Daytona Beach, Florida (Address of principal executive offices)	32117 (Zip Code)
Registrant’s telephone number, including area code: (386) 274-2202
Not Applicable (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On November 28, 2011, Consolidated-Tomoka Land Co. (the “Company”) and William H. McMunn, former President and Chief Executive Officer of the Company, entered into Amendment No. 1 (the “Amendment”) to the Agreement executed February 8, 2011.  Pursuant to the Amendment, Mr. McMunn retired from his employment by the Company effective on November 30, 2011 and agreed to resign from the Board of Directors of the Company, and the parties terminated Mr. McMunn’s post-retirement consulting and strategic advisory services for the Company.  If the Amendment is not revoked within the seven-day revocation period provided by law, Mr. McMunn will receive a one-time lump sum early retirement incentive payment of $382,488 and title to his Company furnished automobile.

The Amendment includes a mutual non-disparagement covenant; in addition, during the two-year period following his retirement, if Mr. McMunn serves as an elected or appointed official of any governmental or quasi-governmental authority of any kind that has jurisdiction over any business of the Company or any of its subsidiaries, Mr. McMunn will abstain and recuse himself from the consideration of any action of such governmental or quasi-governmental authority, if permitted by applicable by law, if such matter directly applies to, or relates only to, the Company or any subsidiary thereof (but such provision does not apply to any issue or matter that impacts the Company and other third parties equally provided that such action does not have a significant negative impact on the interests of the Company).

The foregoing summary of the Agreement is qualified in its entirety by the text of the Amendment, a copy of which is attached to this Form 8-K as Exhibit 10.1 and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 28, 2011, Mr. McMunn agreed to resign from the Board of Directors of the Company following the expiration of the revocation period described above.  Mr. McMunn’s resignation is not the result of any disagreement on any matter between Mr. McMunn and the Company.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 1 to Agreement between William H. McMunn and Consolidated-Tomoka Land Co.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 28, 2011

Consolidated-Tomoka Land Co.

By: /s/John P. Albright
       John P. Albright, President and
        Chief Executive Officer